Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2014

CHESTERFIELD, MO, April 30, 2014 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2014.

First-Quarter Results

Reliv reported net sales of $14.5 million for the first quarter of 2014, compared to net sales of $18.9 million for the first quarter of 2013. Net sales in the United States declined by 29.2 percent for the quarter compared to the same quarter in 2013. International net sales for the 2014 first quarter increased 0.7 percent, with growth in Europe of 15.3 percent and in Asia of 10.9 percent offset by declines in other regions, primarily Canada.

The company reported a net loss of $151,000, or $0.01 per diluted share, for the first quarter of 2014 compared to net income of $195,000, or $0.02 per diluted share, for the first quarter of 2013. The loss from operations for the first quarter of 2014 was $170,000 compared to income from operations of $435,000 in the same quarter of 2013.

“In the fall of 2013, Reliv launched a promotion that lowered the sales volume level needed to qualify as a Master Affiliate in the United States. We have since made those reduced Master Affiliate qualification levels permanent and believe, long term, this will make the Reliv business opportunity more accessible to new people and accelerate distributor advancement,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “However, in the short term, this resulted in a shifting of and reduction in requalification orders normally received in January to the fourth quarter of 2013, accounting for much of the 29% decline in net sales in the United States.”

“The month of February faced its own set of challenges in the United States,” he added. “This year Reliv was forced to cancel a national distributor conference scheduled for February 14-15 in Charlotte due to a major winter storm — the first time in the company’s 25-year history it was forced to cancel such an event. The severe winter weather in much of the eastern half of the United States had a negative impact on sales in this quarter, as the excitement and training shared at these and other smaller events weren’t able to take place.”

“Reliv’s European growth continued as the first quarter of 2014 marked Reliv Europe’s 18th consecutive quarter of increased net sales,” Montgomery said. “Sales in Reliv Europe made up 16.1% of total Reliv sales in the first quarter — a new high. Momentum in Europe continues to build and we are devoting resources to fuel additional sales growth.”

“In the United States, Reliv launched the LunaRich® Super Pack at the end of the first quarter. The Super Pack leverages both our new qualification level structure and our exclusive rights to LunaRich technology to create a new way for distributors to quickly move product through their organizations,” Montgomery said. “The Super Pack includes a four-month supply of our two most popular products, Reliv Now® and LunaRich X™ capsules. People who sign up as distributors receive an immediate 25% discount on the retail price of the Super Pack — incentivizing those becoming a Reliv distributor. Those at the Master Affiliate level receive 10 Super Packs for the price of nine and will have an inventory of these attractive Packs to build their business. We believe the Super Pack simplifies getting people started with Reliv and will help set the stage for increased sales and distributor sign-ups. ”

“To promote the Super Packs and to regain momentum lost with the cancellation of the Charlotte conference in February, Reliv corporate executives and leading distributors are travelling to 15 cities to host ‘Super Saturday’ events in April and May,” he added. “These events will also help introduce an all-new distributor training program that will launch later this spring. The training program includes new presentation tools, how-to videos and online support. We believe the new program will better equip our distributors to bring the science of LunaRich and the possibilities of our business opportunity to the world.”

“We continue our work on our technology upgrades, focusing on those projects that will enhance our distributors’ online presence. This will be a key portion of a series of sweeping technology upgrades we believe will fuel business growth in the months and years ahead,” Montgomery said.

“As we work to build for the future, we strive to manage costs and improve our balance sheet,” he added. Reliv had cash and cash equivalents of $4.88 million as of March 31, 2014, compared to $6.66 million on December 31, 2013. “During the first quarter of 2014, we restructured our debt to convert the $1.15 million balance drawn on our line of credit into our existing long-term term loan. We still retain a $5 million revolving credit facility.”

As of March 31, 2014, Reliv had 52,620 distributors – a decline of 6.1 percent from March 31, 2013 – of which 6,630 are Master Affiliate level and above – an increase of 18.4%. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	March 31	December 31
	2014	2013
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,882,528	$6,656,798
Accounts receivable, less allowances of
$29,900 in 2014 and $31,800 in 2013	138,282	148,630
Accounts and note due from employees and distributors	138,959	129,852
Inventories	5,785,631	5,214,690
Other current assets	1,314,301	1,006,099

Total current assets	12,259,701	13,156,069

Other assets	8,013,628	7,707,263
Net property, plant and equipment	6,615,115	6,735,419

Total Assets	$26,888,444	$27,598,751

Liabilities and Stockholders' Equity

Total current liabilities	$6,319,894	$6,649,345
Long-term debt, less current maturities	3,608,944	3,781,607
Other non-current liabilities	935,282	1,037,327
Stockholders' equity	16,024,324	16,130,472

Total Liabilities and Stockholders' Equity	$26,888,444	$27,598,751

Condensed Consolidated Statements of Operations
	Three months ended March 31
	2014	2013
	(Unaudited)	(Unaudited)
Product sales	$13,305,781	$16,889,458
Handling & freight income	1,159,108	1,967,806

Net Sales	14,464,889	18,857,264

Costs and expenses:
Cost of products sold	2,886,851	3,903,858
Distributor royalties and commissions	5,207,287	7,003,204
Selling, general and administrative	6,540,867	7,515,488

Total Costs and Expenses	14,635,005	18,422,550

Income (loss) from operations	(170,116)	434,714
Other income (expense):
Interest income	36,124	37,164
Interest expense	(24,268)	(17,502)
Other expense	(24,690)	(26,575)

Income (loss) before income taxes	(182,950)	427,801
Provision (benefit) for income taxes	(32,000)	233,000

Net Income (loss)	$(150,950)	$194,801

Earnings (loss) per common share - Basic	$(0.01)	$0.02
Weighted average shares	12,666,000	12,620,000

Earnings (loss) per common share - Diluted	$(0.01)	$0.02
Weighted average shares	12,666,000	12,708,000

Cash dividends declared per common share	$-	$-

*MORE*

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2014		2013		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	10,693	73.9%	15,109	80.1%	(4,416)	-29.2%
Australia/New Zealand	432	3.0%	448	2.4%	(16)	-3.6%
Canada	290	2.0%	554	2.9%	(264)	-47.7%
Mexico	224	1.5%	278	1.5%	(54)	-19.4%
Europe	2,329	16.1%	2,020	10.7%	309	15.3%
Asia	497	3.5%	448	2.4%	49	10.9%

Consolidated Total	14,465	100.0%	18,857	100.0%	(4,392)	-23.3%

The following table sets forth, as of March 31, 2014 and 2013, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. For the March 31, 2014 data, the active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of 3/31/14 includes 2,120 preferred customers.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2014		As of 3/31/2013		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	38,290	4,980	40,020	3,960	-4.3%	25.8%
Australia/New Zealand	1,440	150	1,710	180	-15.8%	-16.7%
Canada	1,280	230	1,310	170	-2.3%	35.3%
Mexico	1,170	140	1,340	100	-12.7%	40.0%
Europe	7,790	820	7,090	730	9.9%	12.3%
Asia	2,650	310	4,570	460	-42.0%	-32.6%

Consolidated Total	52,620	6,630	56,040	5,600	-6.1%	18.4%

** 30 **